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                                                                     EXHIBIT 5.1




                        [ON THE LETTERHEAD OF LINKLATERS]






                                                               21 November 2000

AXA
25, avenue Matignon
75008 Paris
France

Ladies and Gentlemen:

                                       AXA
                  EXCHANGE OFFER FOR SHARES OF COMMON STOCK OF
                    AXA FINANCIAL, INC. AND SUBSEQUENT MERGER
                       REGISTRATION STATEMENT ON FORM F-4
                               (validity opinion)




1 We have acted as French legal advisers for AXA, a French SOCIETE ANONYME ("AXA"), and its wholly owned Delaware subsidiary, AXA Merger Corp. ("MERGER SUB") (each of AXA and Merger Sub, an "OFFEROR" and, collectively, the "OFFERORS"), in connection with an offer (such offer, as it may from time to time be amended and supplemented, the "EXCHANGE OFFER") by the Offerors to exchange all of the outstanding shares of common stock, par value $0.01 per share (the "SHARES"), of AXA Financial, Inc., a Delaware corporation (the "COMPANY"), that AXA does not already own for consideration consisting of (i) 0.295 of an American Depositary Share (an "EXCHANGE SHARE") of AXA and (ii) $35.75 in cash per share, on the terms and subject to the conditions set forth in the exchange offer materials, including a Prospectus (as amended or supplemented, the "PROSPECTUS") which forms a part of a registration statement on Form F-4 (including any amendments or supplements hereto, the "REGISTRATION STATEMENT") filed by AXA with the U.S. Securities and Exchange Commission (collectively, the "EXCHANGE OFFER MATERIAL"), and in connection with the second-step merger (the "MERGER"). The Exchange Offer and Merger are taking place pursuant to the Agreement and Plan of Merger dated as of October 17, 2000 among AXA, Merger Sub and the Company (the "MERGER AGREEMENT"). We have taken instructions solely from yourselves.

2 This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.

3 For the purpose of this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this letter.

4 We have assumed, except in the case of AXA, that all documents examined by us are within the capacity and powers of, and have been validly authorised by, each party thereto and, in the case of each party, that all documents have been or will be validly executed and delivered by

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21 November 2000

       the relevant party, that all documents examined by us as copies or specimen documents conform to their originals, that the signatures of the originals of all documents examined by us are genuine, that all documents furnished to us as originals are authentic and complete and that no relevant document has been amended, supplemented or terminated. We have also assumed that the EXTRAIT K-BIS and the bylaws (STATUTS) of AXA listed in the Schedule to this letter are up to date as of the date of this letter. Similarly, we have assumed that the Extraordinary General Meeting of AXA's Shareholders dated 5 May 1999, AXA's Supervisory Board Meetings dated 30 August and 13 October 2000, and AXA's Management
       Board Meeting dated 20 November 2000 were duly convened, duly held and duly deliberated.

5      In our opinion:

       5.1 AXA is a French SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE validly existing under the laws of France.

       5.2 The issuance of the ordinary shares of AXA (the "FRENCH SHARES"), which will underly the Exchange Shares, has been duly authorised by the Extraordinary General Meeting of the shareholders, the Supervisory Board and the Management Board of AXA. When issued, the French Shares will be capable of being freely deposited by AXA with the Depositary against issuance of ADRs evidencing Exchange Shares to be issued to holders of shares in the Exchange Offer.

       5.3 The French Shares, to be offered in the form of ADRs as contemplated in the Registration Statement, when duly authorised by the President of the Management Board of AXA and delivered against transfer to AXA of the Shares of Common Stock of AXA Financial, Inc. in accordance with Article L.225-148 of the French Commercial Code pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to AXA by the holders thereof, by reason only of their being such holders).

6      This opinion is subject to the following:

       6.1 We are not responsible for preparing or reviewing (with the exception of the statements on which we have provided an opinion) the Registration Statement or the Prospectus. In addition, other than those portions on which we have given an opinion, we were not responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statements of opinion of others in the Registration Statement or the Prospectus or whether or not material facts have been omitted therefrom.

       6.2 In order to enforce in France any document which is written in English, a certified translation into French of such document will be required.

       6.3 This opinion is given at the date set out above. We express no opinion as to the effect that any future event, or any act of AXA, may have on the matters referred to herein.

       6.4 The issuance of the French Shares still requires authorisation of the President of the Management Board of AXA which is expected to be granted, at the earliest, at the close of the Exchange Offer.

7 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any and all amendments thereto and the incorporation by reference of this opinion in the Exchange Offer Materials. We also consent to the reference to our firm under the captions "Legal Matters" and "Limitation on Enforcement of Civil Liabilities Under U.S. Securities Laws Against AXA, its Management and Others" in the Prospectus and to being named in the Prospectus as the lawyers who have passed opinion on the matters referred to thereunder. In addition, we hereby consent to the filing of this opinion as



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21 November 2000

       an exhibit to any subsequent registration statement filed by AXA pursuant to Rule 462 (b) of the U.S. Securities Act of 1933 relating to the Registration Statement.


Yours faithfully,

/s/ GILLES ENDREO
Gilles Endreo
Avocat a la cour
LINKLATERS



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21 November 2000

                                    SCHEDULE

For the purpose of this opinion we have examined the following documents:

o      A certified copy of the STATUTS of AXA dated 2 October 2000.

o An EXTRAIT K-BIS (INFOGREFFE) of the REGISTRE DU COMMERCE ET DES SOCIETES of Paris relating to AXA dated 25 October 2000.

o A certified copy of an abstract of the minutes of the Extraordinary General Meeting of AXA's Shareholders dated 5 May 1999.

o A certified copy of an abstract of the minutes of the Supervisory Board Meetings of AXA dated 30 August 2000 and a copy of an abstract of the minutes of the Supervisory Board of AXA dated 13 October 2000.

o A certified copy of an authorisation of the President of the Supervisory Board of AXA dated 16 October 2000.

o A copy of an abstract of the minutes of the Management Board Meeting of AXA dated 20 November 2000.

o The Registration Statement, as amended or supplemented to the date hereof, including the Prospectus, the exhibits, annexes and schedules thereto and the documents incorporated by reference therein which have been filed by the Offerors with the U.S. Securities and Exchange Commission.